Ex.-23.1-Consent of Auditors

MICHAEL GILLESPIE & ASSOCIATES, PLLC

CERTIFIED PUBLIC ACCOUNTANTS

10544 ALTON AVE NE

SEATTLE, WA  98125

206.353.5736

Consent of Independent Registered Public Accounting Firm

To the Board of Directors

Next Gen Water Corp. Ltd.

We hereby consent to the use of our report dated March 14, 2016 with respect to the financial statements of Next Gen Water Corp. Ltd. as of August 31, 2015 and the related statements of operations, shareholders’ equity/(deficit) and cash flows for the period from September 26, 2014 (inception) through August 31, 2015.  We also consent to the reference to our firm under the caption “Experts” in the Registration Statement.

Michael Gillespie & Associates, PLLC

Seattle, Washington

October 13, 2016

/S/ Michael Gillespie & Associates, PLLC